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                                                                      EXHIBIT 11

                          AAMES FINANCIAL CORPORATION
                               EARNINGS PER SHARE
                FOR THE YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                            1995          1996          1997
                                         -----------   -----------   -----------
Shares outstanding                        13,403,500    23,845,000    26,400,000
Common equivalent shares:
  Options and warrants                       128,500     1,349,000     1,971,000
  Convertible subordinated notes                 --      2,054,000     6,145,000
                                         -----------   -----------   -----------
    Fully diluted shares outstanding      13,532,000    27,248,000    34,516,000
                                         ===========   ===========   ===========
Net Income                               $10,034,000   $29,791,000   $17,109,000
Adjustment to add back interest on
  Convertible subordinated notes                 --      1,223,000     3,710,000
                                         -----------   -----------   -----------
Adjusted Net Income                      $10,034,000   $31,014,000   $20,819,000
                                         ===========   ===========   ===========

                                         -----------   -----------   -----------
Fully diluted earnings per share         $      0.74   $      1.14   $      0.60
                                         ===========   ===========   ===========

Shares outstanding adjusted for the three-for-two stock split in the form of a stock dividend in February 1997.

Fiscal 1996 restated to incorporate One Stop Mortgage acquisition in August
1996.